Exhibit 16.4

August 28, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read the section of Changes in and Disagreements with Accountants on Accounting and Financial Disclosure of the S-1/A of OICco Acquisition IV Inc., filed on or about August 28, 2013 and are in agreement with the statements contained therein. We cannot offer any opinion to other section of the S-1/A for which we have no basis to agree or disagree with the statements of the registrant contained therein.

Respectfully,

/s/ Sam Kan & Company